Exhibit 99.1

For Further Information

Randy Kohn, President and Chief Executive Officer, Coastal Banking Company, Inc.

843-522-1228 or email: rkohn@lowcountrybank.com

Mike Sanchez, President and Chief Executive Officer, First Capital Bank Holding Corp.

904-321-0400 or email: msanchez@fnb-palm.com

August 26, 2005

FOR IMMEDIATE RELEASE

Coastal Banking Company, Inc. and First Capital Bank Holding Corporation Shareholders Approve Pending Merger

August 26, 2005 – Beaufort, SC – Coastal Banking Company, Inc. (OTC: CBCO.OB), holding company for Lowcountry National Bank, and First Capital Bank Holding Corporation, holding company for First National Bank of Nassau County, Florida, announced today that their shareholders overwhelmingly approved their previously announced merger.  The Coastal and First Capital shareholders approved the merger at annual meetings held on August 22 and August 24, respectively.  After the merger, the two banks will continue to operate independently as subsidiaries of Coastal Banking Company.

The merger, which is expected to close on or about October 1, 2005, would create a banking corporation with combined assets in excess of $300 million.

Coastal Banking Company, Inc. has its headquarters at 36 Sea Island Parkway, Beaufort, SC.  Its stock is traded over the counter under the symbol (OTC:CBCO.OB).  First Capital Bank Holding Corporation has its headquarters at 1891 South 14th Street, Fernandina Beach, Florida.

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between Coastal and First Capital, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of Coastal and First Capital may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; ; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in Coastal’s 2005 Annual Report on Form 10-KSB and documents subsequently filed by Coastal with the Securities and Exchange Commission.  All forward-looking statements included in this news release are based on information available at the time of the release.  Coastal does not assume any obligation to update any forward-looking statement.